Exhibit 99.1

Baker Hughes Company Announces Second Quarter 2023 Results
•Orders of $7.5 billion for the quarter, up 28% year-over-year.
•Revenue of $6.3 billion for the quarter, up 25% year-over-year.
•Net income attributable to Baker Hughes Company of $410 million for the quarter, up $1,248 million year-over-year. Adjusted net income (a non-GAAP measure) attributable to Baker Hughes of $395 million for the quarter, up $281 million year-over-year.
•GAAP diluted earnings per share of $0.40 for the quarter. Adjusted diluted earnings per share (a non-GAAP measure) was $0.39 for the quarter.
•Adjusted EBITDA (a non-GAAP measure) of $907 million for the quarter, up 39% year-over-year.
•Cash flows generated from operating activities were $858 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $623 million.
HOUSTON & LONDON (July 19, 2023) – Baker Hughes Company (Nasdaq: BKR) (Baker Hughes or the Company) announced results today for the second quarter of 2023.

"We were pleased with our second quarter results and remain optimistic on the outlook for 2023. We maintained our strong order momentum in Industrial & Energy Technology (IET) and Oilfield Services & Equipment (OFSE), specifically within Subsea & Surface Pressure Systems (SSPS). We also delivered solid operating results at the higher end of our guidance in both business segments, booked almost $150 million of New Energy orders and generated approximately $620 million of free cash flow," said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

"Growing economic uncertainty continues to drive commodity price volatility globally. However, despite lower oil prices over the first half of the year, we maintain a constructive outlook for global upstream spending in 2023. Market softness in North America is expected to be more than offset by strength in international and offshore markets."

"Outside of the upstream markets, we remain confident on the LNG outlook, with solid demand growth this year led by Europe and Asia. Based on the continued development of the LNG project pipeline, we still expect the market to exceed 65 million tons per annum (MTPA) of FIDs this year and should see a similar level of activity in 2024. We continue to see the potential for this LNG cycle to extend for several years with a pipeline of new international opportunities expanding project visibility out to 2026 and beyond."

"Overall, I am extremely excited about the multitude of new opportunities developing for solutions that leverage our unique portfolio. Combining these growth opportunities with our business transformation objectives provides attractive upside for our margins and returns going forward, and I want to thank our shareholders, our customers, and our employees for their continued support," concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Orders	$7,474	$7,632	$5,860	(2%)	28%
Revenue	6,315	5,716	5,047	10%	25%
Net income (loss) attributable to Baker Hughes	410	576	(839)	(29%)	F
Adjusted net income (non-GAAP) attributable to Baker Hughes	395	289	114	37%	F
Operating income (loss)	514	438	(25)	17%	F
Adjusted operating income (non-GAAP)	631	512	376	23%	68%
Adjusted EBITDA (non-GAAP)	907	782	651	16%	39%
Diluted earnings per share (EPS)	0.40	0.57	(0.84)	(29%)	F
Adjusted diluted EPS (non-GAAP)	0.39	0.28	0.11	37%	F
Cash flow from operating activities	858	461	321	86%	F
Free cash flow (non-GAAP)	623	197	147	F	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Quarter Highlights
Supporting Our Customers
The OFSE business segment strengthened Baker Hughes' presence in West Africa and delivered on its commitment to support its customers' net-zero emissions goals with a major award from Eni and its partner Petroci for the Baleine Phase 2 Project in Ivory Coast. This award will deliver eight deep water trees, three Aptara™ manifolds, the relevant subsea production control system, and flexible risers and jumpers.
Building on the July 2022 acquisition of AccessESP and the growing market for rigless deployed electrical submersible pumps (ESP), OFSE secured two new contracts with key customers in the Middle East, highlighting the opportunity for large-scale implementation of rigless deployed ESPs in the region.
A successful track record with a Middle East operator earned Baker Hughes a win for work in the largest gas discovery in the Black Sea. Baker Hughes will provide lower completions equipment and upper completions with intelligent design, as well as project management and ongoing operational support. The project is expected to have a transformative impact on the Turkish economy, driving job creation, technological advancements and energy security for the nation.
The IET business segment enjoyed another strong quarter in Gas Technology as momentum for LNG and New Energy continues to build. IET received a significant LNG order from Bechtel to supply three Main Refrigerant Compressors (MRCs) for NextDecade's Rio Grande LNG project in the Port of Brownsville, Texas. In total, Baker Hughes will supply six Frame 7 gas turbines paired with 18 centrifugal compressors across Rio Grande's first three LNG trains in a parallel configuration arrangement, providing more operational flexibility for a nameplate capacity of 17.6 (MTPA).

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
IET demonstrated further leadership in the floating production storage and offloading (FPSO) market, securing an order from MODEC for a combined cycle power generation solution to help reduce the overall FPSO carbon emissions for Equinor’s BM-C-33 project offshore Brazil.
In Algeria, IET’s Gas Technology Equipment product line secured an important order from Tecnimont, part of MAIRE Group, to supply five of its innovative and flexible NovaLT™16 gas turbines as part of one power generation unit and three compressor trains for a new Liquefied Petroleum Gas (LPG) extraction plant inside an existing oil and gas treatment complex. When operational, the LPG plant will process 10 million standard cubic meters per day of associated gas, helping to stabilize and increase the country’s gas production.
During the second quarter, IET signed a long-term Multi-Maintenance Program contract to provide maintenance planning, project management, and resident engineering on site for the customer’s current fleet of steam turbines and centrifugal compressors. This contract demonstrates the full range of capabilities and complementary services of our IET Digital and Gas Tech Services portfolio, providing a blueprint for expanding our digital platform with new and existing customers.
IET's Condition Monitoring product line saw continued quarterly momentum, securing a Bently Nevada agreement to deliver asset protection and monitoring hardware, software and services for a floating LNG project offshore Malaysia. The scope includes Orbit 60 condition monitoring system, Ranger Pro wireless monitoring systems, System 1 software, and cyber security enhancements, as well as end-to-end project management support and services.
Condition Monitoring also saw increased customer interest in the petrochemical and refining markets. Bently Nevada was selected as the single asset monitoring and protection provider for two of the largest new petrochemical developments in the Middle East and North America, supporting increased capacity to meet growing demand. Bently Nevada also secured a multimillion-dollar contract in the Middle East to upgrade the customer's entire System 1 software base across six refineries; and a five-year Software-as-a-Service contract in North America from a global facilities maintenance provider to deliver data-driven asset strategy optimization on up to 4 million assets.
Executing on Priorities and Leading with Innovation
The second quarter saw continued momentum in New Energy for Baker Hughes, leveraging its Climate Technology Solutions portfolio within IET and new energy offerings within OFSE.
Baker Hughes received multiple orders by Air Products to support its Louisiana Clean Energy Complex, adding another milestone in the two companies' partnership inaugurated in 2021. Orders include electric driven centrifugal pumps for an acid gas removal (AGR) unit, hydraulic power recovery turbines, vertical centrifugal pumps for ammonia loading, electrical motor driven CO2 compression trains, and a geologic and reservoir modelling study to be delivered by OFSE. For the same project, IET was awarded an order for syngas and ammonia compressors at the end of 2022.
IET also received an award for hydrogen compression equipment for Air Products' New York Green Hydrogen Facility being developed in New York state.
IET also saw increased traction in the growing blue ammonia space. IET secured a number of orders globally, including an order from Tecnimont to supply syngas and ammonia compressor trains, spare parts and installation services for a world-scale blue ammonia facility in the Middle East. IET also secured a separate order for centrifugal pump trains for acid gas removal for another blue ammonia project, also in the Middle East.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
IET's Precision Sensing & Instrumentation (PSI) product line reported a significant increase for the first half of the year in demand for its Panametrics technology specializing in hydrogen measurement applications. Drawing on more than 60 years of hydrogen experience, PSI secured a contract with Plug Power, a world leading manufacturer of hydrogen fuel cells and electrolyzer solutions. Panametrics' XMTC and oxy.IQ measurement technologies will be used on Plug Power's electrolyzer skids at its plants across the globe to help optimize safety performance, ensuring membrane integrity and preventing buildup of explosive gas mixtures.
Elsewhere in New Energy, IET's Pumps, Valves & Gears (PVG) product line secured an order to supply Masoneilan control and Consolidated safety relief valves for use in various applications in a large North American carbon capture project. PVG's valves technology will enable the facility's latest expansion to capture an additional 1.2 million metric tons of CO2.
Continuing the digital transformation of the industry, OFSE launched SONUS™, an acoustic-set liner hanger system built on Baker Hughes’ XACT™ downhole acoustic telemetry platform. The system significantly cuts down the time for liner installation and improves reliability by giving operators real-time feedback and control. The technology further cements Baker Hughes' completion and well intervention leadership.
Consolidated Revenue and Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Oilfield Services & Equipment	$3,877	$3,577	$3,230	8%	20%
Industrial & Energy Technology	2,438	2,138	1,816	14%	34%
Total segment revenue	6,315	5,716	5,047	10%	25%
Oilfield Services & Equipment	417	371	249	12%	68%
Industrial & Energy Technology	311	241	236	29%	32%
Total segment operating income	728	612	485	19%	50%
Corporate	(97)	(100)	(108)	3%	10%
Inventory impairment	(15)	(18)	(31)	16%	51%
Restructuring, impairment & other	(102)	(56)	(371)	(81%)	72%
Operating income (loss)	514	438	(25)	17%	F
Adjusted operating income*	631	512	376	23%	68%
Depreciation & amortization	276	269	275	2%	1%
Adjusted EBITDA*	$907	$782	$651	16%	39%
*Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures" later in this document.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
Revenue for the quarter was $6,315 million, an increase of 10%, sequentially. The increase in revenue was driven by higher volume in IET and OFSE. Compared to the same quarter last year, revenue increased 25%, driven by higher volume in both segments.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
The Company's total book-to-bill ratio in the quarter was 1.2; the IET book-to-bill ratio in the quarter was 1.3.
Operating income on a GAAP basis for the second quarter of 2023 was $514 million. Operating income increased $76 million sequentially and increased $539 million year-over-year. Total segment operating income was $728 million for the second quarter of 2023, up 19% sequentially and up 50% year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2023 was $631 million, which excludes adjustments totaling $117 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted operating income for the second quarter of 2023 was up 23% sequentially and up 68% year-over-year.
Depreciation and amortization for the second quarter of 2023 was $276 million.
Adjusted EBITDA (a non-GAAP measure) for the second quarter of 2023 was $907 million, which excludes adjustments totaling $117 million before tax. See Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the second quarter was up 16% sequentially and up 39% year-over-year.
The sequential increase in adjusted operating income and adjusted EBITDA was driven by higher volume in both segments and price in OFSE, partially offset by negative mix. The year-over-year increase in adjusted operating income and adjusted EBITDA was driven by volume and pricing in both segments and structural cost out initiatives, partially offset by cost inflation in both segments, higher equipment mix and higher R&D spend.
Corporate costs were $97 million in the second quarter of 2023, down 3% sequentially and down 10% year-over-year.
Other Financial Items
Remaining Performance Obligations (RPO) in the second quarter ended at $31 billion, an increase of $1.3 billion from the first quarter of 2023. OFSE RPO was $3.5 billion, up 11% sequentially, while IET RPO was $27.5 billion, up 4% sequentially. Within IET RPO, Gas Technology - Equipment RPO was $11.4 billion and Gas Technology - Services RPO was $13.9 billion.
Income tax expense in the second quarter of 2023 was $200 million.
Other non-operating income in the second quarter of 2023 was $158 million. Included in other non-operating income were net mark-to-market gains in fair value for certain equity investments of $148 million.
GAAP diluted earnings per share was $0.40. Adjusted diluted earnings per share was $0.39. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $858 million for the second quarter of 2023. Free cash flow (a non-GAAP measure) for the quarter was $623 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Capital expenditures, net of proceeds from disposal of assets, were $235 million for the second quarter of 2023. OFSE capital expenditures in the quarter were $187 million, and IET capital expenditures were $42 million.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Orders	$4,192	$4,100	$3,392	2%	24%
Revenue	$3,877	$3,577	$3,230	8%	20%
Operating income	$417	$371	$249	12%	68%
Operating income margin	10.8%	10.4%	7.7%	0.4pts	3.1pts
Depreciation & amortization	$219	$208	$221	5%	(1%)
EBITDA*	$636	$579	$470	10%	35%
EBITDA margin*	16.4%	16.2%	14.5%	0.2pts	1.9pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Well Construction	$1,076	$1,061	$936	1%	15%
Completions, Intervention & Measurements	1,090	909	886	20%	23%
Production Solutions	959	938	866	2%	11%
Subsea & Surface Pressure Systems	752	670	541	12%	39%
Total Revenue	$3,877	$3,577	$3,230	8%	20%

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
North America	$1,042	$992	$925	5%	13%
Latin America	698	661	509	6%	37%
Europe/CIS/Sub-Saharan Africa	672	581	660	16%	2%
Middle East/Asia	1,465	1,345	1,136	9%	29%
Total Revenue	$3,877	$3,577	$3,230	8%	20%

North America	$1,042	$992	$925	5%	13%
International	2,835	2,586	2,305	10%	23%
*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $4,192 million for the second quarter increased by $92 million sequentially. SSPS orders were $1,070 million, down 10% sequentially, and up 48% year-over-year.
OFSE revenue of $3,877 million for the second quarter was up 8% sequentially.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
North America revenue was $1,042 million, up 5% sequentially. International revenue was $2,835 million, an increase of 10% sequentially, driven by volume growth in all regions.
Segment operating income before tax for the second quarter was $417 million, an increase of $46 million, or 12% sequentially.
Segment EBITDA for the second quarter was $636 million, an increase of $57 million, or 10% sequentially. The sequential increase in segment operating income and EBITDA were primarily driven by higher volume.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Orders	$3,282	$3,533	$2,467	(7%)	33%
Revenue	$2,438	$2,138	$1,816	14%	34%
Operating income	$311	$241	$236	29%	32%
Operating income margin	12.8%	11.3%	13.0%	1.5pts	-0.2pts
Depreciation & amortization	$52	$56	$49	(7%)	6%
EBITDA*	$363	$297	$285	22%	28%
EBITDA margin*	14.9%	13.9%	15.7%	1pts	-0.8pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Gas Technology - Equipment	$1,611	$1,891	$864	(15%)	87%
Gas Technology - Services	790	702	788	13%	—%
Total Gas Technology	2,402	2,593	1,651	(7%)	45%
Total Industrial Technology	880	940	816	(6%)	8%
Total Orders	$3,282	$3,533	$2,467	(7%)	33%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2023	March 31, 2023	June 30, 2022	Sequential	Year-over-year
Gas Technology - Equipment	$999	$827	$556	21%	80%
Gas Technology - Services	658	591	542	11%	21%
Total Gas Technology	1,658	1,418	1,098	17%	51%
Condition Monitoring	154	140	133	10%	16%
Inspection	318	254	257	25%	24%
Pumps, Valves & Gears	217	201	194	8%	12%
PSI & Controls	92	125	135	(27%)	(32%)
Total Industrial Technology	780	721	718	8%	9%
Total Revenue	$2,438	$2,138	$1,816	14%	34%
*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
IET orders of $3,282 million for the second quarter increased by $814 million, or 33% year-over-year. The increase was driven by Gas Technology - Equipment orders which were up 87% and Industrial Technology orders which were up 8%.
IET revenue of $2,438 million for the quarter increased $621 million, or 34%, year-over-year. The increase was driven by Gas Technology - Equipment, up 80% year-over-year, Gas Technology - Services, up 21% and Industrial Technology, up 9%.
Segment operating income before tax for the quarter was $311 million, up 32% year-over-year.
Segment EBITDA for the quarter was $363 million. Segment EBITDA for the second quarter was up $78 million, or 28% year-over-year. The year-over-year increase in segment operating income and EBITDA were primarily driven by higher volume and pricing partially offset by unfavorable mix as a result of higher Gas Technology - Equipment growth, cost inflation and higher R&D spend.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted operating income; EBITDA; EBITDA margin; adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Operating income (loss) (GAAP)	$514	$438	$(25)
Restructuring, impairment & other	102	56	371
Inventory impairment	15	18	31
Total operating income adjustments	117	74	402
Adjusted operating income (non-GAAP)	$631	$512	$376
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Net income (loss) attributable to Baker Hughes (GAAP)	$410	$576	$(839)
Net income attributable to noncontrolling interests	4	5	2
Provision for income taxes	200	179	182
Interest expense, net	58	64	60
Other non-operating (income) loss, net	(158)	(386)	570
Operating income (loss)	514	438	(25)

Depreciation & amortization	276	269	275
EBITDA (non-GAAP)	790	708	250
Total operating income adjustments (1)	117	74	402
Adjusted EBITDA (non-GAAP)	$907	$782	$651
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	June 30, 2023	March 31, 2023	June 30, 2022
Net income (loss) attributable to Baker Hughes (GAAP)	$410	$576	$(839)
Total operating income adjustments (1)	117	74	402
Other adjustments (non-operating) (2)	(156)	(392)	580
Tax on total adjustments	24	32	(22)
Total adjustments, net of income tax	(15)	(287)	959
Less: adjustments attributable to noncontrolling interests	—	—	7
Adjustments attributable to Baker Hughes	(15)	(287)	953
Adjusted net income attributable to Baker Hughes (non-GAAP)	$395	$289	$114

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,015	1,018	1,010
Adjusted earnings per share - diluted (non-GAAP)	$0.39	$0.28	$0.11
(1)See Table 1a for the identified adjustments to operating income.
(2)2Q'23 and 1Q'23 primarily due to net gains from the change in fair value for certain equity investments. 2Q'22 includes losses related to the OFSE business in Russia which was classified as held for sale and losses from the net change in fair value for certain equity investments.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2023	March 31, 2023	June 30, 2022
Cash flow from operating activities (GAAP)	$858	$461	$321
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(235)	(264)	(174)
Free cash flow (non-GAAP)	$623	$197	$147
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Revenue	$6,315	$5,047	$12,030	$9,882
Costs and expenses:
Cost of revenue	5,004	4,077	9,569	7,943
Selling, general and administrative	695	624	1,351	1,245
Restructuring, impairment and other	102	371	158	441
Total costs and expenses	5,801	5,072	11,078	9,629
Operating income (loss)	514	(25)	952	253
Other non-operating income (loss), net	158	(570)	544	(597)
Interest expense, net	(58)	(60)	(122)	(124)
Income (loss) before income taxes	614	(655)	1,374	(468)
Provision for income taxes	(200)	(182)	(379)	(289)
Net income (loss)	414	(837)	995	(757)
Less: Net income attributable to noncontrolling interests	4	2	10	10
Net income (loss) attributable to Baker Hughes Company	$410	$(839)	$985	$(767)

Per share amounts:
Basic income (loss) per Class A common stock	$0.41	$(0.84)	$0.98	$(0.79)
Diluted income (loss) per Class A common stock	$0.40	$(0.84)	$0.97	$(0.79)

Weighted average shares:
Class A basic	1,010	1,001	1,010	970
Class A diluted	1,015	1,001	1,016	970

Cash dividend per Class A common stock	$0.19	$0.18	$0.38	$0.36

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,805	$2,488
Current receivables, net	6,418	5,958
Inventories, net	4,957	4,587
All other current assets	1,626	1,559
Total current assets	15,806	14,592
Property, plant and equipment, less accumulated depreciation	4,723	4,538
Goodwill	6,074	5,930
Other intangible assets, net	4,124	4,180
Contract and other deferred assets	1,776	1,503
All other assets	3,590	3,438
Total assets	$36,093	$34,181
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,154	$4,298
Short-term and current portion of long-term debt	797	677
Progress collections and deferred income	5,101	3,822
All other current liabilities	2,259	2,278
Total current liabilities	12,311	11,075
Long-term debt	5,847	5,980
Liabilities for pensions and other postretirement benefits	968	960
All other liabilities	1,705	1,641
Equity	15,262	14,525
Total liabilities and equity	$36,093	$34,181

Outstanding Baker Hughes Company shares:
Class A common stock	1,009	1,006

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2023	2023	2022
Cash flows from operating activities:
Net income (loss)	$414	$995	$(757)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	276	545	551
(Gain) loss on equity securities	(148)	(540)	112
Provision (benefit) for deferred income taxes	52	110	(23)
Stock-based compensation cost	49	98	102
Loss on assets held for sale	—	—	426
Other asset impairments	15	33	31
Working capital	239	176	(81)
Other operating items, net	(39)	(97)	32
Net cash flows from operating activities	858	1,320	393
Cash flows from investing activities:
Expenditures for capital assets	(276)	(587)	(494)
Proceeds from disposal of assets	41	87	143
Proceeds from business dispositions	293	293	—
Net cash paid for acquisitions	(282)	(282)	(86)
Other investing items, net	40	75	7
Net cash flows used in investing activities	(184)	(414)	(430)
Cash flows from financing activities:
Dividends paid	(192)	(384)	(354)
Repurchase of Class A common stock	(99)	(99)	(462)
Other financing items, net	(9)	(67)	(52)
Net cash flows used in financing activities	(300)	(550)	(868)
Effect of currency exchange rate changes on cash and cash equivalents	16	(39)	(20)
Increase (decrease) in cash and cash equivalents	390	317	(925)
Cash and cash equivalents, beginning of period	2,415	2,488	3,853
Cash and cash equivalents, end of period	$2,805	$2,805	$2,928
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$160	$323	$282
Interest paid	$107	$157	$140

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, July 19, 2023, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions . There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission (SEC). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval (EDGAR) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.
Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2023 Results
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (OPEC) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

# # #

For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Chase Mulvehill
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com